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                                                                   Exhibit 11(b)

                               ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------

To the Board of Directors and Shareholders of Security Capital U.S. Real Estate Shares Incorporated:

We have audited, in accordance with generally accepted auditing standards, the statement of assets and liabilities of Security Capital U.S. Real Estate Shares Incorporated (a Maryland corporation), including the schedule of investments, as of December 31, 1997, and the related statement of operations for the year then ended and the statement of changes in net assets and financial highlights for the year then ended and the period from December 20, 1996 (date of inception) to December 31, 1996 (which are presented separately herein) and expressed an unqualified opinion on those statements. The information set forth in the financial highlights for the period from April 23, 1997 (effective date of the Fund's initial registration statement) through December 31, 1997, appearing on page 4 of the Fund's prospectus (both Class I and Class R shares), is fairly stated in all material respects in relation to the financial statements from which it has been derived.

                                          /s/ Arthur Andersen LLP
                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
February 2, 1998